Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034

PRESS RELEASE
Avnet, Inc. Reports Fourth Quarter and Fiscal Year 2007 Results
Records Set for Revenue and Operating Income
Operating Margin and Return on Capital Employed Achieve Targeted Levels
Phoenix, August 8, 2007 - Avnet, Inc. (NYSE:AVT) today reported record revenue of $4.24 billion for fourth quarter fiscal 2007, ended June 30, 2007, representing an increase of 17.3% over fourth quarter fiscal 2006. Organic (pro forma) revenue growth, as defined in the Non-GAAP Financial Information section, was 4.0% over the prior year fourth quarter. Net income for fourth quarter fiscal 2007 was $124.7 million, or $0.81 per share on a diluted basis, as compared with net income of $58.8 million, or $0.40 per share on a diluted basis, for the fourth quarter last year. Excluding certain items noted below, net income was a record $123.9 million, or $0.81 per share on a diluted basis, representing a 42.4% and 37.3% increase, respectively, over the year-ago period. The Company’s effective tax rate for the 2007 fiscal year came in at approximately 33%, thereby positively impacting its fourth quarter results by roughly $0.02 per share.
Operating income for fourth quarter fiscal 2007 was $196.9 million, up 35.8% as compared with operating income of $145.0 million in the year ago quarter. Excluding certain items in both periods as noted below, operating income increased 29.0% over the prior-year quarter to a record $195.8 million. Operating income as a percent of sales, excluding certain items in both periods, was 4.6%, up 42 basis points from last year’s fourth quarter, with both operating groups performing within their targeted range for the second consecutive quarter.
Roy Vallee, Chairman and Chief Executive Officer, commented, “Our fourth quarter results continued to demonstrate the operating leverage in our business model as strong execution in both operating groups resulted in record setting performances. Record revenue and operating income combined with strong asset velocity drove return on capital employed above our 12.5% target. I am very pleased with our fourth quarter results and the consistent improvement in our key financial metrics.”
Revenue of $15.68 billion for fiscal 2007, also a record, was up 10.0% over fiscal 2006 revenue of $14.25 billion. Organic revenue growth, as defined in the Non-GAAP Financial Information section, was up 5.7% over the prior year. Net income for fiscal 2007 was $393.1 million, or $2.63 per share on a diluted basis, as compared with net income of $204.5 million, or $1.39 per share on a diluted basis, in fiscal 2006. Excluding certain items noted below, net income and diluted earnings per share for fiscal 2007 were up 50.1% and 47.6% to a record $413.1 million and $2.76, respectively, as compared with fiscal 2006.
Including items described in the table below, fiscal 2007 operating income grew 56.6% to $678.3 million as compared with fiscal 2006 operating income of $433.1 million. Excluding these items in both fiscal years, operating income grew 36.3% year over year to $685.6 million and operating income as a percent of sales was 4.4%, an increase of 84 basis points over fiscal year 2006 operating income margin of 3.5%. This represents the fifth consecutive year of year over year growth in both operating income and operating income margin.
Mr. Vallee further commented, “Fiscal 2007 was another example of the impact that our value based management initiatives have had on our business operations as operating income grew more than three times faster than revenue. While growth in our end markets slowed this year, our global team stayed focused and executed well on the things we can control. As a result, we were able to deliver consistent improvement in our financial metrics over each of the past four quarters. I would like to congratulate and thank Avnet employees around the world for achieving all of our key financial targets including operating margin, working capital velocity and return metrics simultaneously.”
Certain Items Impacting Results
The results for the fourth quarter and fiscal year of fiscal 2007 and 2006 include certain items as described herein, the mention of which management believes is useful to investors when comparing operating performance with prior periods. More detail on the reasons for providing this information are set forth in the Non-GAAP Financial Information section which appears on page 4 of this press release. The items affecting the current fourth quarter and fiscal year are described below and the items affecting the prior year quarter and fiscal year are described on page 5.
Fourth Quarter and Fiscal Year 2007:
•	Restructuring, integration and other items amounted to a pre-tax benefit in the fourth quarter of $1.2 million, which consisted of (i) a prior year acquisition-related benefit of $12.5 million, net of (ii) restructuring, integration and other charges of $11.3 million related to further cost-reduction initiatives across the Company as well as Access integration-related costs. Pre-tax restructuring, integration and other items for the fiscal year ended 2007 amounted to $7.4 million and consisted of $19.9 million of restructuring, integration and other charges, net of the acquisition-related benefit of $12.5 million.
•	Gain on sale of business lines for the fiscal year ended 2007 resulted from the receipt of contingent purchase price proceeds related to the prior year divestitures of the Technology Solutions’ single tier businesses in the Americas.
•	Debt extinguishment costs for the fiscal year ended 2007 related to the Company’s election to redeem all of its outstanding 9 3/4% Notes due February 15, 2008 during the first quarter.

	Fourth Quarter Ended Fiscal 2007			Fiscal Year Ended 2007
	Op Income	Net Income	Diluted EPS	Op Income	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$196,927	$124,657	$0.81	$678,273	$393,067	$2.63
Restructuring, integration and other items	(1,168)	(722)	—	7,353	5,289	0.03
Gain on sale of business lines	—	—	—	—	(1,814)	(0.01)
Debt extinguishment costs	—	—	—	—	16,538	0.11

Total adjustments	(1,168)	(722)	—	7,353	20,013	0.13

Adjusted results	$195,759	$123,935	$0.81	$685,626	$413,080	$2.76

Operating Group Results
Electronics Marketing (EM) sales of $2.47 billion in the fourth quarter fiscal 2007 were up 0.8% year over year and 1.3% adjusted for a divestiture in the prior year quarter. EM sales in the EMEA and Asia regions increased 0.6% (2.3% adjusted for divestitures in the year-ago quarter) and 7.3%, respectively, year over year while the Americas decreased 3.4%. Excluding the impact of foreign currency translation and adjusted for divestitures, year over year revenue at EM EMEA was down 4.6%. EM operating income of $143.6 million for fourth quarter fiscal 2007 was up 6.5% over the prior year fourth quarter operating income of $134.9 million and operating income margin of 5.8% was up 31 basis points over the prior year quarter, representing the sixth consecutive quarter of operating margin in excess of 5.0%.
Mr. Vallee added, “EM closed out the fiscal year with another quarter of consistent progress toward our long-term financial goals. Through continuous process improvement and further collaboration with our trading partners, EM was able to reduce inventory by $48 million sequentially which resulted in record working capital velocity and a five day reduction in its cash cycle from the fourth quarter of fiscal 2006. Combined with growth in operating income, return on working capital increased 258 basis points, nearing our goal of 30%.”
Technology Solutions (TS) sales of $1.77 billion in the fourth quarter fiscal 2007 were up 52.1% year over year on a reported basis and up 8.0% on a pro forma basis, as defined in the Non-GAAP Financial Information section. On a pro forma basis, fourth quarter fiscal 2007 sales in Asia and EMEA were up 115.0% and 20.9%, respectively, year over year while sales in the Americas were down 0.9%. TS operating income was $68.7 million in the fourth quarter fiscal 2007, a 70.5% increase as compared with fourth quarter fiscal 2006 operating income of $40.3 million, and operating income margin of 3.9% increased by 42 basis points over the prior year fourth quarter, benefited (38 basis points) by the change to net revenue treatment of the sales of supplier service contracts.
Mr. Vallee further added, “We are encouraged by the fiscal year 2007 growth in our enterprise computer product business, the largest business unit within TS, as reported revenue grew 31.7% to nearly $4.5 billion, with pro forma year over year growth of 6.1%. With the integration of Access Distribution complete at the end of June, we now look forward to completing the recently announced acquisition of the Magirus enterprise computer business in Europe by early October. Magirus will significantly increase our presence in two of the largest European IT markets, Germany and UK, while expanding our existing operations in six additional countries. TS is becoming the leading pan-European value added distributor with unique scale and scope advantages that further differentiate the value we can deliver to our customers and suppliers.”
Cash Flow
During the fourth quarter of fiscal 2007, the Company generated $297 million of free cash flow (as defined later in this release), and $746 million for the fiscal year, excluding cash used for acquisitions. As a result, the Company ended the quarter with $557 million of cash and cash equivalents and net debt (total debt less cash and cash equivalents) of $652 million.
Ray Sadowski, Chief Financial Officer, stated, “Our cash generation over the past year is further validation of what the focus on return on capital can mean to our business model. While growth moderated in our end markets, we were able to generate a significant amount of cash with over 80% coming from profits and the remainder from working capital efficiencies. This performance allowed us to reduce net debt and net interest expense while paying for the Access acquisition without impairing our investment grade credit statistics. We are well positioned to finance the Magirus acquisition with cash on hand and still maintain substantial flexibility to pursue additional growth opportunities.”
Outlook
For Avnet’s first quarter fiscal 2008, management expects sales at EM to be in the range of $2.40 billion to $2.50 billion and anticipates sales for TS to be between $1.60 billion to $1.70 billion. Therefore, Avnet’s consolidated sales are forecasted to be $4.0 billion to $4.2 billion for the first quarter of fiscal 2008. As a result, management expects the first quarter earnings to be in the range of $0.65 to $0.69 per share, up 18%-25% as compared with last year’s first quarter. First quarter guidance includes approximately $0.04 per share related to the expensing of stock-based compensation as compared with $0.02 per share in the fourth quarter fiscal 2007. In addition, full year fiscal 2008 earnings per share are currently expected to grow approximately 15%-20% as compared with $2.76 in fiscal 2007, excluding certain items and the impact of acquisitions not yet completed.
Sequentially, as compared with the fourth quarter fiscal 2007, earnings per share for the first quarter of fiscal 2008 will be negatively impacted by the year end effective tax rate true up affecting the fourth quarter as noted above, and by normal seasonality which now includes the effect of the Access business which has a particularly strong June quarter coinciding with its largest supplier’s fiscal year end.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.
The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.
More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income and adjusted diluted earnings per share. The non-GAAP financial information is used to reflect the Company’s results of operations excluding certain items that have arisen from restructuring, integration and other charges in the periods presented. The Company also discloses sales adjusted for the impact of certain acquisitions, divestitures and the change to net revenue treatment of sales of supplier service contracts (pro forma sales or organic revenue). Management believes pro forma sales is another useful measure for evaluating current period performance as compared with prior periods and understanding underlying trends.
Management believes that operating income adjusted for restructuring, integration and other items is a useful measure to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Avnet’s normal operating results. Management analyzes operating income without the impact of restructuring, integration and other charges as an indicator of ongoing margin performance and underlying trends in the business. Management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

Management similarly believes net income and diluted earnings per share adjusted for the impact of the items discussed above is useful to investors because it provides a measure of the Company’s net profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance. Additionally, because of management’s focus on generating shareholder value, of which net profitability is a primary driver, management believes net income and diluted EPS excluding the impact of these items provides an important measure of the Company’s net results of operations for the investing public. However, analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.
Fourth Quarter and Fiscal Year 2006
The results for the fourth quarter and fiscal year 2006 include certain items as described below, the mention of which management believes is useful to investors when comparing operating performance with other periods.
•	Restructuring, integration and other charges, which resulted primarily from (i) the Company’s acquisition and integration of Memec into Avnet’s existing business, including inventory write-downs for terminated lines (recorded in cost of sales), and (ii) actions taken following the divestitures of certain TS businesses.

•	Loss on sale of business lines recorded in the fourth quarter of fiscal 2006 resulted from the sale of two EM specialty businesses in EMEA for which no tax benefit was available. The fiscal year 2006 loss on sale of business lines is also net of a third quarter gain on the sale of the TS single tier businesses in the Americas which partially offset the loss recorded in the fourth quarter.

•	Debt extinguishment costs for the fiscal year ended 2006 related to the repurchase of $254.1 million principal amount of the Company’s 8.00% Notes due November 15, 2006 in the first quarter and the $113.6 million repurchase of the Company’s 9 3/4% Notes due February 15, 2008 in the fourth quarter.

	Fourth Quarter Ended Fiscal 2006			Fiscal Year Ended 2006
	Op Income	Net Income	Diluted EPS	Op Income	Net Income	Diluted EPS
	$ in thousands, except per share data
GAAP results	$145,025	$58,847	$0.40	$433,078	$204,547	$1.39
Restructuring, integration and other charges	6,781	7,262	0.05	69,960	49,870	0.34
Loss on sale of business lines	—	14,328	0.10	—	7,074	0.05
Debt extinguishment costs	—	6,601	0.04	—	13,653	0.09

Total adjustments	6,781	28,191	0.19	69,960	70,597	0.48

Adjusted results	$151,806	$87,038	$0.59	$503,038	$275,144	$1.87

Organic (Pro Forma) Sales
Organic revenue, or pro forma sales, is defined as sales adjusted for the impact of the classification of sales of supplier service contracts on an agency (net) basis, which was effective beginning in the third quarter of fiscal 2007, the impact of divestitures affecting both EM and TS and the impact of the Access Distribution acquisition which was acquired on December 31, 2006 and the Azure Technologies acquisition that closed during April 2007. Sales adjusted for these impacts are presented below:

	Sales	Gross to	Divested	Acquisition	Pro forma
	as Reported	Net Impact	Sales	Sales	Sales
			(in thousands)
Q1 Fiscal 2007	$3,648,400	$(95,810)	$—	$450,248	$4,002,838
Q2 Fiscal 2007	3,891,180	(118,607)	—	519,276	4,291,849
Q3 Fiscal 2007	3,904,262	—	—	16,155	3,920,417
Q4 Fiscal 2007	4,237,245	—	—	9,198	4,246,443

Fiscal year 2007	$15,681,087	$(214,417)	$—	$994,877	$16,461,547

Q1 Fiscal 2006	$3,268,265	$(87,299)	$(74,695)	$432,444	$3,538,715
Q2 Fiscal 2006	3,759,112	(112,811)	(87,527)	492,578	4,051,352
Q3 Fiscal 2006	3,614,642	(93,355)	(59,273)	435,483	3,897,497
Q4 Fiscal 2006	3,611,611	(93,861)	(13,657)	578,683	4,082,776

Fiscal year 2006	$14,253,630	$(387,326)	$(235,152)	$1,939,188	$15,570,340

Cash Flow Activity
The following table summarizes the Company’s cash flow activity for the fourth quarters and the twelve months of fiscal 2007 and 2006, including the Company’s computation of free cash flow and a reconciliation of this metric to the nearest GAAP measures of net income and net cash flow from operations. Management’s computation of free cash flow consists of net cash flow from operations plus cash flows generated from or used for purchases and sales of property, plant and equipment, acquisitions of operations, effects of exchange rates on cash and cash equivalents and other financing activities. Management believes that the non-GAAP metric of free cash flow is a useful measure to help management and investors better assess and understand the Company’s operating performance and sources and uses of cash. Management also believes the analysis of free cash flow assists in identifying underlying trends in the business. Computations of free cash flow may differ from company to company. Therefore, the analysis of free cash flow should be used as a complement to, and in conjunction with, the Company’s consolidated statements of cash flows presented in the accompanying financial statements.
Management also analyzes cash flow from operations based upon its three primary components noted in the table below: net income, non-cash and other reconciling items and cash flow generated from (used for) working capital. Similar to free cash flow, management believes that this breakout is an important measure to help management and investors better understand the trends in the Company’s cash flows, including the impact of management’s focus on asset utilization and efficiency through its management of the net balance of receivables, inventories and accounts payable.

	Fourth Quarters Ended		12 Months Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
	(in thousands)
Net income	$124,657	$58,847	$393,067	$204,547
Non-cash and other reconciling items	73,790	92,553	205,374	199,766
Cash flow generated from (used for) working capital (excluding cash and cash equivalents)	102,626	(11,783)	126,198	(423,427)

Net cash flow generated from (used for) operations	301,073	139,617	724,639	(19,114)
Cash flow generated from (used for):
Purchases of property, plant and equipment	(19,068)	(13,628)	(58,782)	(51,803)
Cash proceeds from sales of property, plant and equipment	(206)	2,118	2,774	4,368
Effect of exchange rates on cash and cash equivalents	1,738	3,830	7,925	3,353
Other, net financing activities	13,389	3,217	69,512	30,991

	296,926	135,154	746,068	(32,205)
Acquisitions and divestitures of operations, net	(20,750)	16,312	(429,786)	(294,335)

Net free cash flow	$276,176	$151,466	$316,282	$(326,540)

Teleconference Webcast and Upcoming Events
Avnet will host a Webcast of its quarterly teleconference today at 2:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, will be available through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the Webcast.
For a listing of Avnet’s upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.
About Avnet
Avnet, Inc. (NYSE:AVT) is one of the largest distributors of electronic components, computer products and technology services and solutions with more than 270 locations serving 70 countries worldwide. The company markets, distributes and optimizes the supply-chain and provides design-chain services for the products of the world’s leading electronic component suppliers, enterprise computer manufacturers and embedded subsystem providers. Avnet brings a breadth and depth of capabilities, such as maximizing inventory efficiency, managing logistics, assembling products and providing engineering design assistance for its 100,000 customers, accelerating their growth through cost-effective, value-added services and solutions. For the fiscal year ended June 30, 2007, Avnet generated revenue of $15.68 billion. For more information, visit www.avnet.com. (AVT_IR)
Investor Relations Contact:
Avnet, Inc.
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

AVNET, INC.
FINANCIAL HIGHLIGHTS
(MILLIONS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED
	JUNE 30,	JULY 1,
	2007 *	2006 *

Sales	$4,237.2	$3,611.6

Income before income taxes	180.8	96.2

Net income	124.7	58.8

Net income per share:
Basic	$0.83	$0.40
Diluted	$0.81	$0.40

	FISCAL YEARS ENDED
	JUNE 30,	JULY 1,
	2007 *	2006 *

Sales	$15,681.1	$14,253.6

Income before income taxes	586.6	316.1

Net income	393.1	204.5

Net income per share:
Basic	$2.65	$1.40
Diluted	$2.63	$1.39

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JUNE 30,	JULY 1,	JUNE 30,	JULY 1,
	2007 *	2006 *	2007 *	2006 *

Sales	$4,237,245	$3,611,611	$15,681,087	$14,253,630
Cost of sales (Note 1*)	3,685,659	3,129,750	13,632,468	12,414,647

Gross profit	551,586	481,861	2,048,619	1,838,983

Selling, general and administrative expenses	355,827	330,055	1,362,993	1,344,922
Restructuring, integration and other items (Note 1*)	(1,168)	6,781	7,353	60,983

Operating income	196,927	145,025	678,273	433,078

Other income, net	1,095	167	9,876	4,760
Interest expense	(17,253)	(24,499)	(77,172)	(96,505)
(Loss) gain on sale of business lines (Note 2*)	—	(13,551)	3,000	(2,601)
Debt extinguishment costs (Note 3*)	—	(10,919)	(27,358)	(22,585)

Income before income taxes	180,769	96,223	586,619	316,147

Income tax provision	56,112	37,376	193,552	111,600

Net income	$124,657	$58,847	$393,067	$204,547

Net earnings per share:
Basic	$0.83	$0.40	$2.65	$1.40

Diluted	$0.81	$0.40	$2.63	$1.39

Shares used to compute earnings per share:
Basic	149,732	146,649	148,032	145,942

Diluted	153,126	147,415	149,613	147,150

*	See Notes to Consolidated Statements of Operations on Page 13.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JUNE 30,	JULY 1,
	2007	2006

Assets:
Current assets:
Cash and cash equivalents	$557,350	$276,713
Receivables, net	3,103,015	2,477,043
Inventories	1,736,301	1,616,580
Prepaid and other current assets	92,179	97,126

Total current assets	5,488,845	4,467,462
Property, plant and equipment, net	179,533	159,433
Goodwill	1,402,470	1,296,597
Other assets	284,271	292,201

Total assets	7,355,119	6,215,693

Less liabilities:
Current liabilities:
Borrowings due within one year	53,367	316,016
Accounts payable	2,228,017	1,654,154
Accrued expenses and other	495,601	468,154

Total current liabilities	2,776,985	2,438,324
Long-term debt, less due within one year	1,155,990	918,810
Other long-term liabilities	21,499	27,376

Total liabilities	3,954,474	3,384,510

Shareholders’ equity	$3,400,645	$2,831,183

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FISCAL YEARS ENDED
	JUNE 30,	JULY 1,
	2007	2006
Cash flows from operating activities:

Net income	$393,067	$204,547

Non-cash and other reconciling items:
Depreciation and amortization	53,775	66,526
Deferred income taxes	99,604	52,169
Non-cash restructuring and other charges	1,404	15,308
Stock-based compensation	24,250	18,096
Other, net	26,341	47,667

Changes in (net of effects from business acquisitions):
Receivables	(129,351)	(254,691)
Inventories	53,678	(142,563)
Accounts payable	262,192	99,670
Accrued expenses and other, net	(60,321)	(125,843)

Net cash flows provided by (used for) operating activities	724,639	(19,114)

Cash flows from financing activities:
Issuance of notes in public offerings, net of issuance costs	593,169	246,483
Repayment of notes	(505,035)	(369,965)
(Repayment of) proceeds from bank debt, net	(122,999)	89,511
Repayment of other debt, net	(780)	(643)
Other, net	69,512	30,991

Net cash flows provided by (used for) financing activities	33,867	(3,623)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(58,782)	(51,803)
Cash proceeds from sales of property, plant and equipment	2,774	4,368
Acquisitions of operations, net	(433,231)	(317,114)
Cash proceeds from divestitures, net	3,445	22,779

Net cash flows used for investing activities	(485,794)	(341,770)

Effect of exchange rates on cash and cash equivalents	7,925	3,353

Cash and cash equivalents:
— increase (decrease)	280,637	(361,154)
— at beginning of period	276,713	637,867

— at end of period	$557,350	$276,713

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FOURTH QUARTERS ENDED		FISCAL YEARS ENDED
	JUNE 30,	JULY 1,	JUNE 30,	JULY 1,
	2007	2006	2007	2006

SALES:

Electronics Marketing	$2,466.0	$2,447.3	$9,679.8	$9,262.4

Technology Solutions	1,771.2	1,164.3	6,001.3	4,991.2

Consolidated	$4,237.2	$3,611.6	$15,681.1	$14,253.6

OPERATING INCOME (LOSS):

Electronics Marketing	$143.6	$134.9	$529.9	$419.1

Technology Solutions	68.7	40.3	232.2	165.7

Corporate	(16.5)	(23.3)	(76.5)	(81.8)

	195.8	151.9	685.6	503.0

Restructuring, integration and other items	1.1	(6.8)	(7.3)	(69.9)

Consolidated	$196.9	$145.1	$678.3	$433.1

AVNET, INC.
NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
FOURTH QUARTER AND FISCAL YEAR 2007
(1) The results for the fourth quarter of fiscal 2007 included a pre-tax benefit of $1,168,000 which consisted of prior year acquisition-related income of $12,526,000 net of restructuring, integration and other charges of $11,358,000. The $12,526,000 pre-tax benefit resulted from the favorable outcome of a contingent liability acquired in connection with an acquisition completed in a prior year. The restructuring, integration and other charges of $11,358,000 related to further cost-reduction initiatives implemented during the fiscal year as part of the Company’s continued focus on operating efficiency as well as integration costs as a result of the December 31, 2006 acquisition of Access Distribution. These charges consisted primarily of severance and incremental costs incurred during the integration period. The impact of both the acquisition-related income and restructuring, integration and other charges amounted to a benefit of $1,168,000 pre-tax, $722,000 after tax and less than $0.01 per share on a diluted basis for the fourth quarter ended June 30, 2007, and a net charge of $7,353,000 pre-tax, $5,289,000 after tax and $0.03 per share on a diluted basis for the fiscal year ended 2007.
     The results for the fourth quarter of fiscal 2006 include restructuring, integration and other charges amounting to $6,781,000 pre-tax, $7,262,000 after tax (including Memec related tax impacts of overseas legal entity reorganizations) and $0.05 per share on a diluted basis, and the results for the twelve months ended July 1, 2006 include restructuring, integration and other charges of $69,960,000 pre-tax ($8,977,000 of which is included in cost of sales for certain inventory write-downs for terminated lines primarily related to the integration of Memec), $49,870,000 after tax and $0.34 per share on a diluted basis. The integration costs and the majority of the restructuring and other charges resulted from certain actions taken and costs incurred in all three regions resulting from the July 5, 2005 acquisition and integration of Memec. The remainder of the restructuring and other charges related to other actions taken by the Company as a result of the divestiture of two businesses and other cost reduction initiatives and other items.
(2) The results for the twelve months ended June 30, 2007 included a gain on sale of business line of $3,000,000 pre-tax, $1,814,000 after tax, and $0.01 per share on a diluted basis. During the third quarter, the Company received contingent purchase price proceeds related to the fiscal 2006 sale of Technology Solutions’ single tier businesses in the Americas.
The results for the fourth quarter and twelve months ended July 1, 2006 included a loss of $13,551,000 pre-tax, $14,328,000 after tax and $0.10 per share on a diluted basis resulting from the sale of two small, non-core Electronics Marketing specialty businesses in the EMEA region, for which no tax benefit was available. The results for the twelve months ended July 1, 2006 included a loss of $2,601,000 pre-tax, $7,074,000 after tax and $0.05 per share on a diluted basis resulting from the loss on the sale of the specialty businesses in the fourth quarter of fiscal 2006 offset somewhat by a gain on the sale of Technology Solutions’ single tier businesses in the Americas in the third quarter of fiscal 2006.
(3) For the twelve months ended June 30, 2007, the Company incurred debt extinguishment costs amounting to $27,358,000 pre-tax, $16,538,000 after tax and $0.11 per share on a diluted basis. In September 2006, the Company elected to redeem on October 12, 2006 all of its outstanding 9 3/4% Notes due February 15, 2008. The costs incurred as a result of the election notice included $20,322,000 for a make-whole redemption premium, $4,939,000 associated with the termination of two interest rate swaps that hedged $200,000,000 of the 9 3/4% Notes, and $2,097,000 to write-off certain deferred financing costs. The Company used the net proceeds from the issuance in the first quarter of $300,000,000 principal amount of 6.625% Notes due September 15, 2016, plus available liquidity, to repurchase the 9 3/4% Notes on October 12, 2006.
     During the fourth quarter of fiscal 2006, the Company incurred debt extinguishment costs amounting to $10,919,000 pre-tax, $6,601,000 after tax, and $0.04 per share on a diluted basis, associated with the repurchase of $113,640,000 principal amount of the Company’s 9 3/4% Notes due February 15, 2008. The repurchase was funded primarily with cash on hand. For the twelve months ended July 1, 2006, the Company incurred debt extinguishment costs amounting to $22,585,000 pre-tax, $13,653,000 after tax and $0.09 per share on a diluted basis related to the repurchase of $254,095,000 principal amount of the Company’s 8.00% Notes due November 15, 2006 in the first quarter and the $113,640,000 repurchase in the fourth quarter noted above. The Company used the net proceeds from the issuance during the first quarter of $250,000,000 principal amount of 6.00% Notes due September 1, 2015, plus cash on hand, to fund the $254,095,000 repurchase.